Exhibit 12.0
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                                               SEACOR Holdings, Inc. and Subsidiaries
                                        Computation of the Ratio of Earnings to Fixed Charges
                                                (amounts in thousands, except ratio)

                                                                                                                  NINE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                                 -----------------------------------------------------------     ------------------
                                                 1991         1992          1993        1994        1995         1995          1996
                                                ------       ------        ------      ------      ------       ------        -----
Pretax income from continuing operations        $ 6,254     $ 1,602       $15,311      $12,536     $15,642     $ 7,914     $  34,997
Add:
Minority interest before income taxes                --           -           (77)          --          --          --            --
Interest expense                                  6,678       7,044         4,782        5,422       6,681       4,149         4,007
Amortized debt expenses                             597         724           379          323         449         311           172
Interest factor in rent                              19          22            32           35          41          27            45
                                                -------     -------       -------      -------     -------     -------     ---------
Earnings available for fixed charges            $13,548     $ 9,392       $20,427      $18,316     $22,813     $12,401     $  39,221
                                                =======     =======       =======      =======     =======     =======     =========

Interest expense                                $ 6,678     $ 7,044       $ 4,782      $ 5,422     $ 6,681     $ 4,149     $   4,007
Amortized debt expenses                             597         724           379          323         449         311           172
Interest factor in rent                              19          22            32           35          41          27            45
                                                -------     -------       -------      -------     -------     -------     ---------
Fixed charges                                   $ 7,294     $ 7,790       $ 5,193      $ 5,780     $ 7,171     $ 4,487     $   4,224
                                                =======     =======       =======      =======     =======     =======     =========

Ratio of earnings to fixed charges                 1.86        1.21          3.93         3.17        3.18        2.76          9.28
                                                =======     =======       =======      =======     =======     =======      ========

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